Exhibit 99.1

Press Release
For release Immediate Release on October 27, 2004

PlanGraphics moves audit forward; line of credit update

FRANKFORT, Ky., October 27, 2004--PlanGraphics, Inc. (Pink Sheets: PGRA) is providing the following information for the benefit of shareholders and investors.

Credit facility status. PlanGraphics and Branch Banking and Trust have entered into a forbearance agreement for use of the expired asset based line of credit. The forbearance agreement, which provides for funding of up to 70 percent of the value of eligible accounts receivable, requires that PlanGraphics make its best efforts to arrange other financing. The forbearance agreement expires on December 3, 2004 and can be extended

Pending SEC reports. On October 26, 2004 PlanGraphics paid its auditors the accrued amounts due for its fiscal year 2003 end of year audit work completed to date plus the remaining work related to that audit. Management expects the remaining audit procedures will be completed promptly as well as the interim periodic report reviews. Management will file the required SEC reports as they are finalized and again be in full compliance with SEC requirements.


PlanGraphics, Inc. founded in 1979, is a full life-cycle systems integration and implementation firm providing a broad range of services in the design and implementation of information technology in the public and commercial sectors. PlanGraphics' experience with spatial information systems and e-services capabilities provides a critical discriminator among other IT consulting and integration firms. PlanGraphics has headquarters in Frankfort, Ky., and regional offices in Maryland, Colorado and New York. On the Web: www.plangraphics.com.

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Contact: Fred Beisser, Senior Vice President - Finance, Tel: 720 851-0716 or
email: FBeisser@PlanGraphics.com